CERTIFICATE OF DESIGNATION

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

BIOFUEL ENERGY CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

BIOFUEL ENERGY CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the said Corporation (the “Certificate of Incorporation”), the said Board of Directors on March 27, 2014 adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as “Series B Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes a series of preferred stock, par value $0.01 per share, of the Corporation to be, and such series of preferred stock hereby is, created, and that the number of shares thereof and the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series B Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2. Dividends or Distributions. (a)  Subject to the prior and superior rights of the holders of shares of any other series of preferred stock of the Company or other class of capital stock of the Company ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series B Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series B Junior Participating Preferred Stock, in the amount of $10.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series B Junior Participating Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) in an amount per whole share (rounded to the nearest cent) equal to (x) the Formula Number (as hereinafter defined) then in effect times (y) the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series B Junior Participating Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after March 27, 2014, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after March 27, 2014, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series B Junior Participating Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Corporation shall declare a cash dividend on the Series B Junior Participating Preferred Stock as provided in Section 2(a)(2) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock, a dividend of $10.00 per whole share on the Series B Junior Participating Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Whether or not declared, dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of Series B Junior Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series B Junior Participating Preferred Stock shall have been declared and set aside.

(e) The holders of shares of Series B Junior Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.

SECTION 3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock, in addition to the voting rights provided by law, shall have the following voting rights:

(a) Each holder of Series B Junior Participating Preferred Stock shall be entitled to a number of votes on each matter on which holders of the Common Stock and Class B Common Stock or stockholders generally are entitled to vote equal to the Formula Number then in effect, for each share of Series B Junior Participating Preferred Stock held of record, multiplied by the maximum number of votes per share which any holder of Common Stock, any holder of Class B Common Stock or stockholders generally then have with respect to such matter (assuming, if applicable, any holding period or other requirement to exercise such maximum voting rights is satisfied).

(b) Except as otherwise herein provided or by applicable law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock and the holders of shares of Class B Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(c) Except as otherwise herein provided or by applicable law, holders of Series B Junior Participating Preferred Stock shall have no voting rights.

SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received an amount per share equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount per share equal to the greater of (x) $1,000 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except distributions made ratably on the Series B Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

SECTION 6. Consolidation, Merger, etc. (a) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

(b) Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

SECTION 7. No Redemption; No Sinking Fund. (a)  The shares of Series B Junior Participating Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series B Junior Participating Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Corporation may purchase or otherwise acquire outstanding shares of Series B Junior Participating Preferred Stock in the open market or by offer to any holder or holders of shares of Series B Junior Participating Preferred Stock.

(b) The shares of Series B Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. No Purchase Fund. The shares of Series B Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a purchase fund.

SECTION 9. No Conversion; No Exchange. The shares of Series B Junior Participating Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or series.

SECTION 10. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of preferred stock of the Corporation unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

SECTION 11. Fractional Shares. The Series B Junior Participating Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock. In lieu of any fractional shares, the Corporation may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share, other than those one one-thousandths (1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in the Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to such exercise, or (b) to issue depositary receipts evidencing fractional shares of Series B Junior Participating Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series B Junior Participating Preferred Stock.

SECTION 12. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their retirement and cancelation become authorized but unissued shares of Series B Junior Participating Preferred Stock without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

SECTION 13. Amendment. So long as any shares of Series B Junior Participating Preferred Stock shall be outstanding, (i) none of the voting power, preferences and relative, participating, optional or other special rights or privileges and the qualifications, limitations and restrictions of the Series B Junior Participating Preferred Stock as herein provided shall be amended in any manner which would alter or change the voting powers, preferences and relative, participating, optional or other special rights or privileges of the holders of Series B Junior Participating Preferred Stock and any qualifications, limitations or restrictions thereof so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Junior Participating Preferred Stock and (ii) no amendment, alteration or repeal of the Certificate of Incorporation or of the Amended and Restated Bylaws of the Corporation shall be effected so as to affect adversely any of such voting power, preferences and relative, participating, optional or other special rights or privileges.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its authorized officer as of the ____ day and of March, 2014.

BIOFUEL ENERGY INC.,

by
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